                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement"), is made and entered into as of this 11th day of November, 1998, by and among The Delta Queen Steamboat Co., a Delaware corporation ("Purchaser"), and Richard C. Breeden, not individually, but as bankruptcy trustee (the "Trustee") of the bankruptcy estate of The Bennett Funding Group, Inc. ("BFG"), Bennett Receivables Corporation ("BRC"), Bennett Receivables Corporation II ("BRC II"), Bennett Management & Development Corporation ("BDMC"), The Processing Center, Inc.("TPC"), Resort Service Company, Inc.("RSC"), American Marine International, Ltd. ("AMI") and Aloha Capital Corporation ("ACC"; and collectively with BFG, BRC, BRC II, BDMC, TPC, RSC and AMI, referred to as "Seller").

                              W I T N E S S E T H:

         WHEREAS, on March 29, 1996, BFG, BRC, BRC II and BDMC filed petitions for reorganization under Section 301 of the Bankruptcy Code and the Trustee was appointed trustee for each of them, and such appointment was approved by the United States Bankruptcy Court for the Northern District of New York ("Bankruptcy Court"), on April 18, 1996; and

         WHEREAS, on April 19, 1996, AMI and RSC filed, and on April 26, 1996 TPC filed, petitions for relief under Section 301 of the Bankruptcy Code; and

         WHEREAS, on April 25, 1996, an involuntary case against ACC was commenced under Section 303 of the Bankruptcy Code and on May 10, 1996, the Bankruptcy Court entered an order for relief against ACC; and

         WHEREAS, the Trustee was appointed trustee of AMI, RSC, TPC and ACC on May 14, 1996 and such appointment was approved by the Bankruptcy Court on May 15, 1996; and

         WHEREAS, by order dated July 25, 1997, the Bankruptcy Court substantively consolidated the estates of BFG, BRC, BRC II, BDMC, TPC, RSC, AMI and ACC and such consolidated estates are substantively consolidated under Case No. 96-61376; and

         WHEREAS, Seller is the owner of the M/V Speculation, hull number 40 from Freeport Shipbuilding & Marine Repair, Inc. (also referred to as The Speculator); and

         WHEREAS, Purchaser is a wholly-owned subsidiary of American Classic Voyages Co. ("AMCV"), a publicly-held corporation trading on the Nasdaq National Market; and

         WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Vessel (as hereinafter defined) on an "as is, where is" basis and all of the assets used or to be used in connection with the operation of the Vessel, free and clear of all liens, claims and encumbrances, all upon and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants, representations, warranties and agreements herein contained, each of which is expressly relied upon by the parties hereto in entering into this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms, as used herein, shall have the following meanings:

         "Bankruptcy Code" shall mean the United States Bankruptcy Code, as amended, and the rules and regulations promulgated thereunder.

         "Closing" shall mean the consummation of the purchase and sale of the Vessel and the other transactions contemplated under this Agreement.

         "Closing Date" shall mean the date of the Closing.

         "Governmental Authority" shall mean any nation, government, body, court, bureau, commission, agency or other authority or governmental or regulatory official, or any other person which owns or has jurisdiction over the Vessel, Seller or Purchaser, as appropriate.

         "Inventory" shall mean all inventories, goods and supplies held for sale or use in the operation of the Vessel, including, fuel and other items relating to the operation of the Vessel, wherever located.

         "Laws" shall mean any law, ordinance, or governmental or regulatory rule, or regulation, whether federal, state, local or foreign.

         "Material Adverse Effect" shall mean a material and adverse effect on the condition of the Vessel or the consummation of the transactions contemplated under this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF VESSEL

         2.1 Sale. At the Closing hereunder, and except as otherwise specifically provided in this Article 2, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, on an "as is, where is" basis, and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the vessel M/V Speculation, hull number 40 from Freeport Shipbuilding & Marine Repair, Inc. (also referred to as The Speculator) and all of the assets, properties and rights of Seller relating to the vessel and all of the assets used or to be used in the operation of the vessel (the "Vessel"), in accordance with an order of the Bankruptcy Court, which shall be substantially in the form of the proposed order attached hereto as Exhibit A.

         2.2 Included Assets. The Vessel, consisting of the assets identified on
Schedule 2.2 hereto, shall include, any of the following assets, properties and rights of Seller used directly or indirectly in the operation of the Vessel and presently owned by and in the possession of Seller:

                  (a) the vessel, including all fixtures, furniture and furnishings (including all life jackets, stair treads, mooring lines, video cameras, television cameras, video cassette recorders, sound systems, radar and life rafts) artwork, equipment, plans and specifications, spare parts, machinery, equipment (including all bridge, electronic, galley and bar equipment), tools, Inventory, goods, and other tangible personal property, and any warranties relating to the foregoing; and

                  (b) all information, files, records, data, plans, blueprints, mechanical and other specifications or correspondence with any governmental agencies, including the United States Coast Guard, correspondence with any classification societies, and recorded knowledge, related to the foregoing and all other books and records of Seller relating to the vessel, in each case as presently owned by and in the possession of Seller or its agents.

Schedule 2.2 shall be prepared by Purchaser, subject to the approval of Seller, and shall be attached hereto no later than December 1, 1998. Notwithstanding the foregoing, (i) in no event shall the Vessel include any deposit made by Allan Paulson and (ii) with respect to any assets of the Vessel in the possession of Marine Design, Inc., Seller shall make reasonable efforts to deliver any such assets to Purchaser.

         2.3 Purchase. At the Closing hereunder, Purchaser shall purchase the Vessel from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price.

         2.4 Purchase Price. The "Purchase Price" shall be an amount equal to $8,000,000 in cash.

         2.5      Earnest Money.

                  2.5.1 Deposit of Earnest Money in Escrow Account. Purchaser shall deposit with Trustee to be held by Trustee in a segregated account ("Account"), which Account shall not be (i) invaded by Trustee, (ii) co-mingled with any other funds, or (iii) subject to any liens or administrative claims until termination of this Agreement and delivery to Trustee in accordance with the terms and conditions set forth in this Agreement, if applicable, wherein Purchaser shall deposit, certain earnest money in an aggregate amount of up to $280,000 ("Earnest Money") in accordance with following schedule:

                           (a) $40,000 promptly following execution of this
                  Agreement by the parties hereto;

                           (b) $40,000 on the date which is 45 days following
                  the approval of this Agreement by the Bankruptcy Court, provided Purchaser has not terminated this Agreement prior thereto pursuant to Section 8.1 hereof;

                           (c) $200,000 on the date which is 90 days following
                  the approval of this Agreement by the Bankruptcy Court, provided Purchaser has not terminated this Agreement prior thereto pursuant to Section 8.1 hereof.

                  2.5.2 Application or Return of Earnest Money. Unless refunded to the Purchaser in accordance with the terms hereof, or otherwise forfeited in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price and shall reduce the amount payable at the Closing or retained by Seller. The Earnest Money shall be refundable to the Purchaser only in the event that the Bankruptcy Court does not approve this Agreement or Purchaser terminates this Agreement pursuant to Section 8.1(b) hereof.

         2.6 Payment at Closing. On the Closing Date, Purchaser shall pay to Seller the Purchase Price, less the amount of the Earnest Money deposited by Purchaser in accordance with Section 2.5 hereof, by wire transfer to such bank account as shall be designated in writing by Seller to Purchaser.

         2.7 Liabilities. Purchaser shall not assume, pay, discharge, perform or in any way be responsible or liable for any claims, liabilities or obligations of Seller, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         2.8 Asset Schedule. In addition to its right to conduct a due diligence review hereunder, Purchaser shall have the right to perform, and Seller shall permit and provide reasonable assistance to Purchaser in order to enable Purchaser to conduct, a physical inventory of the Vessel one business day prior to the Closing Date.

         2.9 Litigation. Seller shall retain all rights, title and interest in and with respect to, and any liabities and expenses relating to, certain claims (and any relating counterclaims) asserted or to be asserted by Seller against Freeport Shipbuilding and Marine Repair, Inc.


                                   ARTICLE III
                    CLOSING DELIVERIES, THIRD PARTY CONSENTS,
                      CHANGE IN NAME AND FURTHER ASSURANCES

         3.1 Closing. The Closing of the sale and purchase of the Vessel and the other transactions contemplated hereunder shall take place on the date (or the first business day thereafter if not on a business day) which is 60 days following the completion of Purchaser's due diligence review of the Vessel and the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or on such other date and at such other place as the parties may mutually agree.

         3.2 Items to be Delivered by Seller at Closing. At the Closing and subject to the terms and conditions herein contained, Seller shall deliver to Purchaser the following:

                  (a) a completed builder certification on United States Coast Guard Form CG-1261, identifying the Vessel by hull number, or such bills of sale (including United States Coast Guard Form CG-1340 bill of sale for the Vessel), assignments, endorsements, certificates of title and other good and sufficient instruments and documents of conveyance and transfer in form reasonably satisfactory to Purchaser and its counsel as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Vessel, including good and valid title in and to the Vessel; and

                  (b) all of the records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Vessel and which are in the possession of Seller or its agents; provided, however, that Seller shall be entitled to retain, and permit Purchaser to copy, any records, files, correspondence of other materials necessary for ongoing or anticipated litigation involving Seller or as otherwise reasonably retained by Seller;

and shall take all such steps as may be reasonably required to put Purchaser in actual possession and operating control of the Vessel as of the Closing.

         3.3 Items to be Delivered by Purchaser at Closing. At the Closing and subject to the terms and conditions herein contained, Purchaser shall deliver to Seller the following:

                  (a) the Purchase Price in accordance with Section 2.4 hereof; and

                  (b) a duly executed certificate of an officer of Purchaser dated the Closing Date, certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.1.1 and
         7.1.2 of this Agreement have been fulfilled.

         3.4 Further Assurances. Seller shall, from time to time after the Closing, at Purchaser's request and without further consideration, use its reasonable efforts to execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Vessel. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         4.1 Power; Authorization; Enforceable Obligations. Subject only to the approval of the Bankruptcy Court, Seller has the power, authority and legal right to execute, deliver and perform this Agreement. Subject only to the approval of the Bankruptcy Court, which approval is a condition precedent to all obligations hereunder, the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and shareholder action, as required by applicable law. This Agreement and the other agreements, documents and instruments executed and delivered by Seller in connection herewith (the "Seller's Documents") have been duly executed and delivered on behalf of Seller by duly authorized officers of Seller and this Agreement and Seller's Documents constitute (assuming due execution by the other parties thereto) the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         4.2 Validity of Contemplated Transactions, etc. To the knowledge of Seller, the execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing Law to which any of Seller are subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to any of Seller, (c) the charter documents of Seller or any securities issued by Seller, or (d) any Contract or other instrument, document or understanding, oral or written, to which any of Seller is a party, by which any of Seller may have rights or by which the Vessel may be bound or affected, or give any person with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any of Seller thereunder.

         4.3 No Third Party Agreements. To the knowledge of Seller, other than an agreement with Allan Paulson, there are no existing Contracts, options or rights with, of, or to any person to acquire or use any of Seller's assets, properties or rights included in the Vessel or any interest therein.

         4.4 Existing Condition. As of the date of this Agreement and as the Closing Date, Seller has not suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Vessel.

         4.5 Litigation. Other than the Bankruptcy Court Proceedings, any actions involving Mr. Allan Paulson, or any action involving Freeport Shipbuilding and Marine Repair, Inc. or any of their affiliates, no litigation, including any arbitration or other proceeding of or before any Governmental Authority or arbitrator is pending or, to the best knowledge of Seller, threatened against Seller which relates to the Vessel or the transactions contemplated by this Agreement. Other than pursuant to proceedings in the Bankruptcy Court, the Vessel is not subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which could have an adverse effect on the Vessel or the transactions contemplated hereby.

         4.6 Vessel. Seller lawfully owns and is lawfully possessed of the Vessel, free from any commitment to make the Vessel available for charter, sale or use by any Governmental Authority. The delivery to Purchaser of the instruments of transfer of ownership of the Vessel contemplated by Section 3.2(a) have been approved by the Bankruptcy Court, a copy of whose proposed order has been previously delivered to Purchaser for its approval and which order is attached hereto as Exhibit A.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         5.1 Corporate Existence. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of AMCV.

         5.2 Corporate Power; Authorization; Enforceable Obligations. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement, subject to approval by the Board of Directors of AMCV. Prior to the Closing Date, the execution, delivery and performance of this Agreement by Purchaser will have been duly authorized by all necessary corporate action. This Agreement and the other agreements, documents and instruments executed and delivered by Purchaser in connection herewith (the "Purchaser's Documents") have been duly executed and delivered by duly authorized officers of Purchaser, and this Agreement and Purchaser's Documents and, subject to the approval of the AMCV Board of Directors and assuming due execution by the other parties thereto, constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.

         5.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) to the best knowledge of Purchaser, any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

         5.4 Citizenship. Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, for purposes of engaging in the coastwise trades of the United States.


                                   ARTICLE VI
                           AGREEMENTS PENDING CLOSING

         6.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

                  6.1.1 Bankruptcy Court Approval. Upon execution of this Agreement, Seller shall immediately initiate proceedings before the Bankruptcy Court seeking, and shall act in good faith and use all reasonable efforts pursuing, a final order of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Court authorizing and approving the sale of the Vessel to Purchaser pursuant to this Agreement and the consummation of the transactions contemplated hereunder, upon the minimum notice required by law.

                  6.1.2 Maintenance of Physical Assets. Seller shall continue to maintain and service the physical assets, including the Vessel, used in the conduct of the operation of the Vessel, consistent with current practice.

                  6.1.3 Insurance. Seller shall maintain in full force and effect, and at least at such levels as are in effect on the date hereof, if any, all insurance policies held with respect to the Vessel as of the date of this Agreement.


                  6.1.4 Access. From and after payment by the Purchaser of the initial deposit of the Earnest Money and subsequent deposits of the Earnest Money when due, Seller shall give to Purchaser's officers, employees, counsel, accountants and other representatives reasonable access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Vessel and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Vessel as Purchaser shall reasonably desire to make. Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the asVessel ts as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Vessel as Purchaser may request from time to time. Seller shall provide such authorizations as are necessary to permit release of information to Purchaser from the United States Coast Guard and classification societies.

                  6.1.5 Material Adverse Change. From the date hereof through the Closing, Seller shall promptly inform Purchaser, in writing, of any actual or threatened change in condition, of which the Seller has notice, of the Vessel which have had or are reasonably likely to cause a Material Adverse Effect.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 Conditions Precedent to Purchaser's and Seller's Obligations. The obligations on the part of each of Purchaser and Seller to consummate the transactions to be consummated by it at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 7.1, any of which may be waived by Purchaser or Seller, as the case may be, in its sole discretion.

                  7.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser or Seller, as the case may be, contained in this Agreement or in any list, certificate or document delivered by Seller to Purchaser or Purchaser to Seller pursuant to the provisions hereof that are qualified as to materiality shall be true and correct on the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, and all representations and warranties of Seller or Purchaser which are not so qualified shall, in all material respects, be true and correct on the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

                  7.1.2 Compliance with this Agreement. Seller and Purchaser, as the case may be, shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including delivery to Purchaser or Seller, as the case may be, of all of the items to be delivered by Seller or Purchaser, as the case may be, pursuant to Sections 3.2 or 3.3, respectively.

                  7.1.3 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages from Purchaser in connection with this Agreement or the consummation of the transactions contemplated thereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  7.1.4 Bankruptcy Court Approval. The Bankruptcy Court shall have entered a final order under Section 363 of the Bankruptcy Code authorizing and approving the sale of the Vessel to Purchaser pursuant to this Agreement and the consummation of the transactions contemplated hereunder, upon the terms and conditions set forth in this Agreement and otherwise free and clear of (i) all liens, security interests and encumbrances of any kind, and (ii) all Contracts, agreements and arrangements and which final order is final and appealable and for which no appeal or other challenge to such order is pending.

         7.2 Conditions Precedent to the Obligations of Purchaser. The obligations on the part of Purchaser to consummate the transactions to be consummated by it at the Closing pursuant to this Agreement are subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 7.2, any of which may be waived by Purchaser in its sole discretion.

                  7.2.1 Material Adverse Effect. There shall have been no facts, circumstances, event or occurrence that has had or is reasonably likely to have a Material Adverse Effect on the Vessel.

                  7.2.2 AMCV Board Approval. This Agreement and the transactions contemplated hereunder shall have been approved by action of the Board of Directors of AMCV on or prior to December 3, 1998. In the event that Purchaser does not notify Seller on or prior to December 3, 1998 of the failure of this condition, then this condition shall be deemed to have been satisfied or waived.

                  7.2.3 Due Diligence. Purchaser shall have completed, prior to Closing, a due diligence investigation of the Vessel, the scope of which shall be in Purchaser's sole discretion, and the results of such investigation shall be satisfactory to Purchaser, in its sole discretion. In the event that Purchaser does not notify Seller on or prior to the 90th day following Bankruptcy

Court approval of this Agreement that Purchaser is not satisfied with the results of its due diligence investigation, then this condition shall be deemed to have been satisfied.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1      Termination.

         Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  (a) by mutual written consent of Purchaser and Seller; or

                  (b) by Purchaser in the event that (i) Seller is unable to or fails to deliver the Vessel to Purchaser, (ii) Seller is in material breach of any representation, warranty or covenant, and such breach remains uncured, if capable of being cured, for a period of 30 days following delivery of notice of such breach or (iii) any condition precedent to Purchaser's obligations under this Agreement has not been satisfied; or

                  (c) by Seller in the event that (i) Purchaser is in material breach of any representation, warranty or covenant, and such breach remains uncured, if capable of being cured, for a period of 30 days following delivery of notice of such breach or (ii) any condition precedent to Seller's obligations under this Agreement has not been satisfied; or

                  (d) by either party if the Closing shall not have occurred by March 31, 1999.

         In the event of termination of this Agreement by Seller or Purchaser pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except as set forth in Section 8.2 or 8.5 hereof.

         8.2      Brokers' and Finders' Fees.

                  8.2.1 Purchaser has not retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated under this Agreement.

                  8.2.2 Seller has not retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated under this Agreement.

                  8.2.3 Purchaser, on the one hand, and Seller, on the other hand, agree to indemnify, defend and hold the other party and their respective affiliates harmless from and against any Losses incurred by them as a result of Purchaser's or Seller's, respectively, dealings with any such person, as the case may be; provided, however, that Purchaser agrees to indemnify, defend and hold Seller harmless from and against any claim brought by Marine Design, Inc. in connection with the sale of the Vessel to Purchaser hereunder and in the event of any such action, such action shall not give rise to any rights of Purchaser pursuant to Section 7.1.3 hereof.

         8.3 Survival of Representations and Warranties and Other Obligations. No representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument required to be furnished hereunder or in connection herewith shall survive the Closing.

         8.4 Sales and Transfer Taxes, Documentary Fees, etc. Purchaser shall pay all federal, state and local sales, conveyance and transfer taxes, if any, due as a result of the purchase, sale or transfer of the Vessel in accordance herewith whether imposed by law on Seller or Purchaser. Purchaser shall pay all applicable United States Coast Guard documentation fees.

         8.5 Expenses. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in the event that Seller fails or is unable to deliver to Purchaser the Vessel and Purchaser is ready, willing and able to purchase the Vessel and perform its obligations under this Agreement, then Seller shall reimburse Purchaser for all reasonable actual costs incurred as part of its due diligence review following receipt of Bankruptcy Court approval, including engineering, legal, accounting and other professional fees and expenses solely from the proceeds of any subsequent sale of the Vessel; provided, further, that in no event shall Purchaser be entitled to reimbursement hereunder for any amounts in excess of $300,000. These costs shall not be payable if (a) the Trustee is not authorized to sell the Vessel free and clear or (b) if the Court does not order that Delta Queen shall acquire good, valid, marketable, sole and exclusive title free of any defects of title whatsoever, each as contemplated in the proposed order.

         8.6 Entire Agreement. This Agreement, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by all of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.7 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may assign this Agreement to an affiliate of Purchaser


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


without obtaining such consent so long as Purchaser continues to be obligated in accordance with the terms of this Agreement and agrees to cause such affiliate to perform Purchaser's obligations under this Agreement.

         8.8 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         8.9 Notices. All notices required to be given under the terms of this Agreement or which any of the parties desires to give hereunder shall be in writing and delivered personally, by overnight delivery with a nationally recognized delivery service or sent by registered or certified mail, postage prepaid, return receipt requested or sent by facsimile (and confirmed by registered or certified mail or overnight delivery), each addressed as follows:

As to Seller:                      Richard C.  Breeden, Trustee
                                   The Bennet Funding Group, Inc.
                                   Two Clinton Square
                                   Syracuse, NY 13202
                                   Fax: (315) 422-9361

             with a copy to:       Simpson Thacher & Bartlett
                                   425 Lexington Avenue
                                   New York, NY 10017-3909
                                   Attn: M. O. Sigal, Jr., Esq.
                                   Fax: (212) 455-2502

    As to Purchaser:               The Delta Queen Steamboat Co., c/o
                                   American Classic Voyages Co.
                                   2 North Riverside Plaza, Suite 200
                                   Chicago, IL 60606
                                   Attn: Jordan B. Allen, Esq.,
                                   Executive Vice President and
                                   General Counsel
                                   Fax: (312) 466-6151

             with a copy to:       Seyfarth, Shaw, Fairweather & Geraldson
                                   55 East Monroe Street, Suite 4200
                                   Chicago, Illinois 60603
                                   Attn: David S. Stone, Esq.
                                   Fax:  (312) 269-8869

or to such other address and to the attention of such other person as the party to whom such notice is to be given may have theretofore designated in a notice to the other party hereto, except that Purchaser shall not be required to notify more than one person at more than one address to give notice to all of Seller. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or by overnight delivery against

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


receipt or received by facsimile or, if mailed, on the third business day next following the date on which it shall have been deposited in the mails.

         8.10 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of New York. Seller and Purchaser agree that any dispute, action or other proceeding arising out of or otherwise relating to this Agreement shall be litigated in the Bankruptcy Court.

         8.11 No Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and they shall not be construed as conferring any rights on any other persons.

         8.12 Interpretation. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity; any use of the term "include" or "including" shall mean "including without limitation"; and any use of "hereof," "hereto," "herein" or "hereunder" shall mean this Agreement.

         8.13 Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, and any such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.15 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The parties hereto agree that facsimile transmission of original signatures shall constitute and be accepted as original signatures. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         8.16 Actions by Trustee. The parties agree that Richard C. Breeden is executing this Agreement not in his individual capacity, but solely as Trustee and that Richard C. Breeden shall not have any personal responsibility or liability hereunder.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                            RICHARD C. BREEDEN, not
                                            individually, but as bankruptcy
                                            trustee for Chapter 11 Bankruptcy
                                            estates for THE BENNET FUNDING
                                            GROUP, INC., BENNETT RECEIVABLES
                                            CORPORATION, BENNETT RECEIVABLES
                                            CORPORATION II, BENNETT MANAGEMENT &
                                            DEVELOPMENT CORPORATION, THE
                                            PROCESSING CENTER, INC., RESORT
                                            SERVICE COMPANY, INC., AMERICAN
                                            MARINE INTERNATIONAL, LTD., and
                                            ALOHA CAPITAL CORPORATION


                                            By:   /s/ Richard C. Breeden
                                                  ------------------------------
                                                    Richard C. Breeden, Trustee

                                            THE DELTA QUEEN STEAMBOAT CO.


                                            By:    /s/ Jordan B. Allen
                                                   -----------------------------
                                            Title: Executive Vice President
                                                   -----------------------------